Exhibit 4.1

SEVENTH SUPPLEMENTAL INDENTURE
SEVENTH SUPPLEMENTAL INDENTURE (this “Seventh Supplemental Indenture”) dated as of May 26, 2017, among Pentair Finance, S.A., a Luxembourg public limited liability company (société anonyme) with registered office at 26, boulevard Royal, L-2449 Luxembourg and registered with the Luxembourg Trade and Companies Register under number B 166305 (the “Company”), Pentair plc, an Irish public limited company (“Successor Parent Guarantor”), Pentair Investments Switzerland GmbH, a Swiss Gesellschaft mit beschränkter Haftung (“Guarantor”), and Wells Fargo Bank, National Association, a national banking association, as trustee (the “Trustee”), under the Indenture referred to below.
W I T N E S S E T H

WHEREAS, the Company, Pentair Ltd., as predecessor to Successor Parent Guarantor (the “Initial Parent Guarantor”), and the Trustee have heretofore executed and delivered an indenture (the “Base Indenture”), dated as of September 24, 2012, providing for the issuance by the Company from time to time of its debt securities to be issued in one or more series, supplemented by (i) the first supplemental indenture (the “First Supplemental Indenture”), dated as of September 24, 2012, among the Company, Initial Parent Guarantor, Pentair, Inc., a Minnesota corporation (“Pentair”), and the Trustee, providing for the issuance of an aggregate principal amount of up to $350,000,000 of 1.875% Notes due 2017 (the “2017 Notes”), (ii) the second supplemental indenture (the “Second Supplemental Indenture”), dated as of September 24, 2012, among the Company, the Initial Parent Guarantor, Pentair and the Trustee, providing for the issuance of an aggregate principal amount of up to $550,000,000 of 3.150% Notes due 2022 (the “2022 Notes”), (iii) the fourth supplemental indenture (the “Fourth Supplemental Indenture”), dated as of November 26, 2012, among the Company, the Initial Parent Guarantor and the Trustee, providing for the issuance of an aggregate principal amount of up to $250,000,000 of 2.650% Senior Notes due 2019 (the “2019 Notes”), (iv) the fifth supplemental indenture (the “Fifth Supplemental Indenture”), dated as of December 18, 2012, among the Company, the Initial Parent Guarantor and the Trustee, providing for the issuance of an aggregate principal amount of up to $373,026,000 of 5.000% Senior Notes due 2021 (the “2021 Notes” and, collectively with the 2017 Notes, the 2022 Notes and the 2019 Notes, the “Notes”) and (v) the sixth supplemental indenture (the “Sixth Supplemental Indenture” and, collectively with the First Supplemental Indenture, the Second Supplemental Indenture, the Fourth Supplemental Indenture, the Fifth Supplemental Indenture and this Seventh Supplemental Indenture, the “Supplemental Indentures,” and the Supplemental Indentures with the Base Indentures, the “Indenture”), dated as of May 20, 2014, among the Company, the Initial Parent Guarantor, the Successor Parent Guarantor, Guarantor and the Trustee, providing for the assumption by the Successor Parent Guarantor of the Initial Parent Guarantor’s obligations as a guarantor and adding Guarantor as an additional guarantor of all of the Company’s obligations under the Notes;
WHEREAS, pursuant to Section 9.02 of the Base Indenture, the Company, Successor Parent Guarantor, Guarantor and the Trustee may amend or supplement the Base Indenture and the Supplemental Indentures with the consent of the holders not less than a majority in aggregate principal amount of the applicable series of Notes affected by such Supplemental Indenture;
WHEREAS, the Company has made a tender offer to purchase the Notes for cash (the “Tender Offer”);
WHEREAS, in connection with the Tender Offer, the Company seeks to obtain the consent of the holders of a majority in principal amount of each series of the outstanding Notes to amend the Base Indenture and applicable Supplemental Indenture as set forth herein;

WHEREAS, this Supplemental Indenture shall not result in a material modification of the Notes for purposes of compliance with the Foreign Account Tax Compliance Act (or FATCA); and
WHEREAS, subject to, among other things, (i) the consent of the holders of a majority in principal amount of the applicable outstanding series of Notes and (ii) the holders that tender the applicable series of Notes pursuant to the Tender Offer not being subject to proration (as described in the Tender Offer’s Offer to Purchase and Solicitations of Consents), this Seventh Supplemental Indenture and the amendments set forth herein will be authorized pursuant to Section 9.02 of the Base Indenture.
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, Successor Parent Guarantor, the Company, Guarantor and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:
1.Capitalized Terms. Capitalized definitional terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.Amendments.

(a)Subject to Section 3(a) below and with respect to all outstanding 2022 Notes only:

i.Sections 4.04, 5.03, 6.01(a)(4), 6.01(a)(8) and 10.01 of the Base Indenture and Sections 1.3 and 1.4 of the Second Supplemental Indenture are hereby deleted (including any references to such sections included elsewhere in the Base Indenture and the Second Supplemental Indenture), and each of the Company, Successor Parent Guarantor and Guarantor is hereby released from its obligations under such Sections; and

ii.All terms defined or listed in Section 1.01 of the Base Indenture and Section 1.2 of the Second Supplemental Indenture that appear only in the sections of the Base Indenture and Second Supplemental Indenture deleted by this Seventh Supplemental Indenture are hereby deleted.

(b)Subject to Section 3(b) below and with respect to all outstanding 2021 Notes only:

i.Sections 4.04, 5.03, 6.01(a)(4), 6.01(a)(8) and 10.01 of the Base Indenture and Sections 1.3 and 1.4 of the Fifth Supplemental Indenture are hereby deleted (including any references to such sections included elsewhere in the Base Indenture), and each of the Company, Successor Parent Guarantor and Guarantor is hereby released from its obligations under such Sections; and

ii.All terms defined or listed in Section 1.01 of the Base Indenture and Section 1.2 of the Fifth Supplemental Indenture that appear only in the sections of the Base Indenture and Fifth Supplemental Indenture deleted by this Seventh Supplemental Indenture are hereby deleted.

(c)Subject to the effectiveness and operability of the aforementioned amendments in accordance with Section 3, any failure by the Company, Successor Parent Guarantor or Guarantor

to comply with the terms of any of the foregoing Sections of the Indenture (whether before or after the execution of this Seventh Supplemental Indenture) shall no longer constitute a Default or an Event of Default under the Indenture and shall no longer have any other consequences under the Indenture, in each case with respect to the applicable series of Notes only.

(d)For the avoidance of doubt, the rights of the holders of the applicable series of Notes are modified by this Seventh Supplemental Indenture, the provisions of which shall be controlling in the event of any conflict between such provisions and any provisions set forth in the applicable series of Notes.

3.Effectiveness and Operability. This Seventh Supplemental Indenture shall become effective upon execution by each of the Company, Successor Parent Guarantor, Guarantor and the Trustee; provided, however:

(a)With respect to the 2022 Notes only, Sections 2(a), 2(c) and 2(d) of this Seventh Supplemental Indenture will not become operative until the later of (a) the close of business on the final settlement date of the Tender Offer and (b) the time and date that the following conditions precedent are met: (i) the Company accepts for purchase all 2022 Notes properly tendered and not validly withdrawn pursuant to the Tender Offer and the amount of 2022 Notes purchased was not subject to proration and (ii) the Company has received consents sufficient to amend the Base Indenture and Second Supplemental Indenture pursuant to the terms of Section 9.02 of the Base Indenture in connection with the Tender Offer and such consents have not been revoked before the expiration of the Tender Offer solely pursuant to the terms of the Tender Offer.

(b)With respect to the 2021 Notes only, Sections 2(b), 2(c) and 2(d) of this Seventh Supplemental Indenture will not become operative until the later of (a) the close of business on the final settlement date of the Tender Offer and (b) the time and date that the following conditions precedent are met: (i) the Company accepts for purchase all 2021 Notes properly tendered and not validly withdrawn pursuant to the Tender Offer and the amount of 2021 Notes purchased was not subject to proration and (ii) the Company has received consents sufficient to amend the Base Indenture and Fifth Supplemental Indenture pursuant to the terms of Section 9.02 of the Base Indenture in connection with the Tender Offer and such consents have not been revoked before the expiration of the Tender Offer solely pursuant to the terms of the Tender Offer.

4.Ratification of Indenture; Seventh Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Seventh Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

5.New York Law to Govern. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SEVENTH SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

6.Counterparts. The parties may sign any number of copies of this Seventh Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Seventh Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Seventh Supplemental Indenture as to the parties hereto and may be used in lieu of the original Seventh Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes

7.Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

8.The Trustee. In carrying out the Trustee's responsibilities hereunder, the Trustee shall have all of the rights, protections and immunities which it possesses under the Indenture. The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee shall not be responsible for and makes no representations as to (i) the validity or sufficiency of this Seventh Supplemental Indenture or of the Notes, (ii) the proper authorization hereof by Successor Parent Guarantor, the Company and Guarantor by action or otherwise, (iii) the due execution hereof by Successor Parent Guarantor, the Company and Guarantor or (iv) the consequences of any amendment herein provided for.

9.Enforceability. Each of the Company, Successor Parent Guarantor and Guarantor hereby represents and warrants that this Seventh Supplemental Indenture is the legal, valid and binding obligation of each of them, enforceable against each of them in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

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IN WITNESS WHEREOF, the parties hereto have caused this Seventh Supplemental Indenture to be duly executed and attested, all as of the date first above written.

COMPANY:
Pentair Finance, S.A.

By: /s/ Mark C. Borin
Name: Mark C. Borin
Title: Director

By: /s/ Benjamin D. Peric
Name: Benjamin D. Peric
Title: Director

SUCCESSOR PARENT GUARANTOR:
Pentair plc

By: /s/ Mark C. Borin
Name: Mark C. Borin
Title: Senior Vice President, Chief Accounting Officer and Treasurer

GUARANTOR
Pentair Investments Switzerland GmbH

By: /s/ Mark C. Borin
Name: Mark C. Borin
Title: Managing Director

By: /s/ Julien Lugon-Moulin
Name: Julien Lugon-Moulin
Title: Director

TRUSTEE:
Wells Fargo Bank, National Association, as Trustee

By: /s/ David Pickett
Name: David Pickett
Title: Assistant Vice President